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                                                                    Exhibit 2(a)


                               PURCHASE AGREEMENT


         This agreement is made as of April 9, 1996, between ChoiceCare Health Plans, Inc., an Ohio corporation ("Seller"), and Health Power HMO, Inc., an Ohio corporation ("Buyer").


                             Background Information

         A. Seller owns and operates a health maintenance organization licensed by the Ohio Department of Insurance ("Seller's HMO"). Seller's HMO operates in, among other places, Hamilton County, Ohio. Seller's HMO provides health care services to, among others, members who are Medicaid recipients residing in Hamilton County, Ohio, enrolled in the Aid to Families with Dependent Children and Healthy Start Programs (the "ADC Medicaid Members") pursuant to the terms of a Provider Agreement dated as of December 29, 1994, as amended (the "ODHS Provider Agreement"), with the Ohio Department of Human Services ("ODHS").

         B. Buyer owns and operates a health maintenance organization licensed by the Ohio Department of Insurance ("Buyer's HMO"). Buyer's HMO operates in, among other places, Hamilton County, Ohio.

         C. Seller desires to sell and assign to Buyer certain of Seller's rights and interests in the ODHS Provider Agreement, and Buyer desires to purchase such rights and interests from Seller and to assume the performance of certain obligations of Seller under the ODHS Provider Agreement, all in accordance with the terms and conditions of this agreement.


                             Statement of Agreement

         The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

         Section 1. Assignment of Agreement. On the terms and subject to the conditions described in this agreement, Seller shall assign to Buyer all of Seller's rights and interests in the ODHS Provider Agreement (the "Assets"), except for the right to receive payments relating to any period prior to the Closing (as defined in Section 5, below) for which Seller is responsible to provide health care services to the ADC Medicaid Members; provided that, Seller shall be entitled to receive full payment from ODHS for all ADC Medicaid Members enrolled in Seller's HMO prior to Closing. Any reporting obligations for any period prior the Closing shall remain the responsibility of Seller.

         Section 2. Liabilities. Except as otherwise set forth in this section, Buyer shall not assume any liabilities or obligations of Seller, whether accruing on, before, or after the Closing. From and after the Closing, Buyer shall assume Seller's obligations
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under the ODHS Provider Agreement and shall be responsible to provide health care services to those ADC Medicaid Members who are members of Seller's HMO as of the Closing, until such time as such members disenroll in Buyer's HMO; provided, however, that Seller shall remain liable for inpatient and professional fees related to inpatient care incurred by any ADC Medicaid Member who had inpatient status as of the Closing for a period not to exceed 14 days following the Closing, and subject further to a maximum liability of $250,000. Except as set forth in the preceding sentence, Seller shall be held harmless by Buyer from any and all claims under the ODHS Provider Agreement and relating to the Assets, with respect to the use and operation thereof on and after the Closing. Seller shall remain liable for the payment of all claim expenses incurred for dates of service prior to the date of the Closing. Except with respect to inpatient care for 14 days following the Closing, as described above, Buyer shall be solely responsible for all claim expenses incurred for dates of service on or after the date of the Closing. Beginning June 15, 1996, Seller shall provide Buyer with notice of all subsequent inpatient stays, proposed organ transplants, and referrals of health care services, for ADC Medicaid Members enrolled in Seller's HMO. Buyer agrees to provide, as of the Closing, health care services to the ADC Medicaid Members, without exception and without underwriting restrictions.

         Section 3. Purchase Price and Method of Payment. The purchase price for the Assets shall be $5,000,000 (the "Purchase Price"), $500,000 of which shall be paid by Buyer upon the execution hereof, and $4,500,000 of which shall be paid at the Closing. The $500,000 payment is a deposit which shall not be refundable except if: (a) this agreement, as reasonably modified by ODHS or the Ohio Department of Insurance ("ODI"), is not approved by ODHS or ODI, or (b) the contingencies of Section 4, below, are not met due solely to the default or non-performance of Seller. All payments hereunder shall be made by certified or bank cashier's check, bank wire transfer, or other means reasonably acceptable to Seller.

         Section 4. Contingencies. The obligations of Buyer and Seller to consummate the transactions contemplated by this agreement shall be contingent upon the following:

                  (a) Buyer's and Seller's receipt of all governmental approvals and third party consents necessary to consummate the transactions contemplated by this agreement, including without limitation the receipt of approval from ODHS with respect to the assignment of the ODHS Provider Agreement from Seller to Buyer and the receipt of any necessary approvals from ODI;

                  (b) Buyer's reasonable satisfaction with the results of its due diligence review of Seller's operations as such operations relate to the Assets and the ADC Medicaid Members, as specified in Section 7, below, which due diligence review shall be completed on or before April 14, 1996;


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                  (c) All representations and warranties of Buyer and Seller contained in this agreement being true, substantially complete, and substantially accurate as of the Closing;

                  (d) Buyer and Seller having each fully performed and observed all of their respective obligations under this agreement;

                  (e) Seller being free from any agreements, restrictions, or conditions which, in the reasonable opinion of Buyer, may have a material adverse effect upon the Assets (or their value);

                  (f) No material adverse change in the Assets, the ADC Medicaid Members, or the operations of Seller as such operations relate to the Assets or the ADC Medicaid Members having occurred after the date of this agreement and prior to the Closing; provided, however, Buyer acknowledges that a decrease in the number of ADC Medicaid Members shall not be a material adverse change for the purposes of this agreement;

                  (g) The receipt on or before the Closing of an opinion letter from Seller's counsel confirming those matters set forth in items (1),
         (2), and (5) of Exhibit B; and

                  (h) This agreement and all related agreements or other transaction documents having been approved by the Boards of Directors of Buyer and Seller and their respective parent corporations on or before April 14, 1996.

         Each party will use its reasonable best efforts to cause the above contingencies to be satisfied as soon as reasonably practicable after the date of this agreement. If any contingency has not been satisfied or waived by the party receiving the benefit of such contingency on or prior to the date set forth for satisfying such contingency, or if no date is specified, then as of the Closing, then the party receiving the benefit of such contingency may terminate this agreement, and the parties shall have no further obligations or liabilities under this agreement, except to the extent provided to the contrary in this agreement; and provided that the provisions of the Confidentiality Agreement dated March 5, 1996 (the "Confidentiality Agreement") shall survive any such termination.

         Section 5. Closing. The closing of the transactions contemplated by this agreement (the "Closing") shall be held at such time and place as may be mutually acceptable to Buyer and Seller, provided that the Closing shall be held no later than June 30, 1996. The parties shall use their reasonable best efforts to close the transaction contemplated by this agreement by June 30, 1996. In the event that the Closing takes place on any date which is not the first or last day of any given month, the parties hereby agree to prorate premiums as of such date based on the number of days involved.


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         Section 6. Conduct of Business. From the date of this agreement until the Closing, Seller shall conduct the operations of Seller's HMO as such operations relate to the provision of health care services to the ADC Medicaid Members as presently conducted and shall not, without the written consent of Buyer, engage in any transaction with respect to such operations not in the ordinary and usual course of business. Seller shall also give notice to ODHS to the effect to keep ChoiceCare in the ADC Medicaid county-wide marketing pool for Hamilton County at all times prior to the Closing, subject to any regulatory approval.

         Section 7. Due Diligence Review. Seller acknowledges that between the date Seller receives from Buyer the $500,000 payment required under Section 3, above, and April 15, 1996, inclusive (the "Due Diligence Period"), Buyer and its representatives shall have the right, upon reasonable notice and at reasonable times, to examine the assets, business, and records of Seller as such assets, business, and records relate to the Assets and ADC Medicaid Members enrolled in Seller's HMO. During the Due Diligence Period, Seller also may interview personnel of Seller who are involved in servicing ADC Medicaid Members or who can provide information relevant to the Assets, and providers who provide services to ADC Medicaid Members enrolled in Seller's HMO, but only to the extent Buyer: (a) provides advance notice indicating who Buyer is interviewing,
(b) provides Seller the opportunity to participate in any such interviews, and
(c) limits such interviews to due diligence purposes and does not involve, directly or indirectly, recruiting efforts. The results of Buyer's due diligence review must be reasonably satisfactory to Buyer. Due diligence is limited to the business considerations with regard to:

                  -        Asset demographics such as age/sex

                  - Financial performance measures which relate directly to the Assets and the ADC Medicaid Members

                  -        Special Health plan benefit structure

                  -        Criteria for determining medical necessity

                  -        Credentialing criteria for physicians

                  -        Access to member/provider services

         Section 8. Pre-Closing Communications with Providers. Contemporaneously with the announcement of the execution of this agreement, or at such other time as requested by Buyer, Seller and Buyer shall jointly send a written communication to the primary care physicians, specialists, hospitals, and ancillary providers in Seller's network providing them with notice of, and a summary with respect to, the transactions contemplated by this agreement. Such communication shall not contain a recommendation from Seller that such providers contract with Buyer. Subject to the foregoing, such communication shall contain such other information as either of the parties may reasonably request. Such communication shall be

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mutually acceptable to both parties, subject to regulatory approval and
Section 29, below, and shall be so indicated in writing. Seller shall be responsible to distribute such communication. Buyer shall offer to contract with all physicians who are currently in contract with Seller to serve ADC Medicaid Members, but not with Buyer, and such physicians shall be offered terms which are no less favorable than Seller currently provides such physicians for a period of 12 months from the Closing.

         Section 9. Pre-Closing Communications with Members. Contemporaneously with the announcement of the execution of this agreement, or at such other time as requested by Buyer, Seller and Buyer shall jointly send a written communication to the ADC Medicaid Members providing them with notice of, and a summary with respect to, the transactions contemplated by this agreement. Such communication shall not contain a recommendation from Seller that such members continue to receive their health care benefits from Buyer after the Closing. Subject to the foregoing, such communication shall contain such other information as either of the parties may reasonably request. Such communication shall be mutually acceptable to both parties, subject to regulatory approval and
Section 29, below, and shall be so indicated in writing. Seller shall be responsible to distribute such communication.

         Section 10. Employment Matters. Buyer shall not be obligated to employ any employees presently employed by Seller. Except for those employees of Seller identified on Exhibit A (which exhibit may be modified and updated from time to time prior to the Closing), for one year following the Closing, Buyer shall not offer to employ nor solicit for employment any persons employed by Seller as of the Closing. No employee of Seller may be employed by Buyer without Seller's consent.

         Section 11. Warranties of Seller. Seller represents and warrants to Buyer that all representations and warranties contained in the attached Exhibit B are correct and complete as of the date of this agreement and will be correct and complete as of the Closing. Seller shall notify Buyer at the Closing if the representations and warranties are not correct and complete at that time. Seller acknowledges that these representations and warranties are made as an inducement for Buyer to enter into and perform this agreement, that each representation and warranty is material to Buyer, and that Buyer is entering into and performing this agreement in reliance upon these representations and warranties.

         Section 12. Warranties of Buyer. Buyer represents and warrants to Seller that all representations and warranties contained in the attached Exhibit C are correct and complete as of the date of this agreement and will be correct and complete as of the Closing. Buyer shall notify Seller at the Closing if the representations and warranties are not correct and complete at that time. Buyer acknowledges that these representations and warranties are made as an inducement for Seller to enter into and perform this agreement, that each representation and warranty is material to Seller, and

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that Seller is entering into and performing this agreement in reliance upon these representations and warranties.

         Section 13. Noncompetition. For a period commencing on the date of the Closing and continuing until the first anniversary thereof, neither Seller nor any of its affiliates shall, directly or indirectly, engage in, own any interest in, loan money or extend credit to, or otherwise participate in a business that operates a health maintenance organization which provides health care services to ADC Medicaid recipients in Hamilton County, Ohio; and for a like period, neither Buyer nor any of its affiliates shall, directly or indirectly, engage in, own any interest in, loan money or extend credit to, or otherwise participate in a business that operates a health maintenance organization which provides health care services to non-ADC Medicaid recipients in those counties constituting Seller's Cincinnati Service Area (as defined below), except as reasonably necessary for Buyer to maintain its non-ADC Medicaid membership, in the aggregate, at approximately 30% of its total membership in those counties constituting Seller's Cincinnati Service Area.

         For purposes of this section: (a) "directly or indirectly" means for its own account, or as an agent, employee, director, partner, joint venturer, shareholder, or other owner, or as a creditor, or any other participation or interest; and (b) "Seller's Cincinnati Service Area" means the six Ohio counties of Brown, Butler, Clermont, Clinton, Hamilton, and Warren, the six Kentucky counties of Boone, Campbell, Gallatin, Grant, Kenton, and Pendleton, and the five Indiana counties of Dearborn, Franklin, Ohio, Ripley, and Union.

         Seller and Buyer understand that this section is an essential element of this agreement and that each party would not have entered into this agreement without including this section. Seller and Buyer each have consulted with its legal counsel and has been fully advised concerning the reasonableness and propriety of this section in the specific context of this transaction, and each party acknowledges that this section is reasonable and appropriate in all respects. In the event of any violation or attempted violation of this section, each party shall be entitled to a temporary restraining order and other temporary or permanent injunctive relief, without any showing of irreparable harm or posting of any bond, in addition to any other rights or remedies which may then be available to it.

         In the event a court of competent jurisdiction determines this section to be unenforceable, in whole or in part, then such court shall have jurisdiction to reform this section so that it is enforceable to the maximum extent permitted by law, and the parties shall abide by such court's determination.

         Section 14. Nondisparagement. Neither Seller nor Buyer nor any of their respective affiliates shall take any action which would impair the value of the Assets, including without limitation any


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action which would tend to disparage or diminish the reputation of the other.

         Section 15. Indemnification by Seller. Seller shall indemnify and save harmless Buyer against and from any and all losses, damages, liabilities, claims, costs, or expenses (including reasonable legal fees) directly or indirectly arising out of or relating to:

         (a) Any failure of any representation or warranty of Seller to be correct and complete when made or as of the Closing;

         (b) Any failure by Seller to perform and observe fully all obligations and conditions to be performed or observed by Seller under this agreement, whether any such failure is innocent, negligent, or intentional; or

         (c) Any liabilities relating to Seller's conduct of Seller's HMO or to the Assets or the ADC Medicaid Members, directly or indirectly, which are not specifically assumed by Buyer pursuant to this agreement.

         All rights and remedies under this section are cumulative and in addition to all other rights or remedies under this agreement or any applicable laws.

         Section 16. Indemnification by Buyer. Buyer shall indemnify and save harmless Seller against and from any and all losses, damages, liabilities, claims, costs, or expenses (including reasonable legal fees) directly or indirectly arising out of or relating to:

         (a) Any failure of any representation or warranty of Buyer to be correct and complete when made or as of the Closing;

         (b) Any failure by Buyer to perform and observe fully all obligations and conditions to be performed or observed by Buyer under this agreement, whether any such failure is innocent, negligent, or intentional; or

         (c) Any liabilities relating to the Assets or the ADC Medicaid Members which are specifically assumed by Buyer pursuant to this agreement.

         All rights and remedies under this section are cumulative and in addition to all other rights or remedies under this agreement or any applicable laws.

         Section 17. Notices. All notices or other communications required or desired to be given to any party under this agreement shall be in writing and shall be deemed given when: (a) delivered personally to that party; (b) telecopied to that party (which is confirmed); (b) mailed by registered or certified mail (return receipt requested) to that party at the following address or at any other address hereafter designated by that party in writing to the party giving notice; or (d) delivered to Federal Express or any similar

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express delivery service for delivery to that party at that address.

         Notice to Buyer:                  Notice to Seller:

         Health Power HMO, Inc.            ChoiceCare Health Plans, Inc.
         560 East Town Street              655 Eden Park Drive
         Columbus, Ohio 43215              Cincinnati, Ohio  45202
         Attn: Bernard F. Master, D.O.     Attn:  Daniel A. Gregorie, M.D.
         Telecopy No.: (614) 461-0960      Telecopy No.:  (513) 784-5300

         With copies to:                   With copies to:

         Baker & Hostetler                 ChoiceCare Health Plans, Inc.
         65 East State Street              655 Eden Park Drive
         Suite 2100                        Cincinnati, Ohio 45202
         Columbus, Ohio  43215             Attn:  Thomas D. Anthony, Esq.
         Attn: Alec Wightman, Esq.         Telecopy No.:  (513) 784-5300
         Telecopy No.: (614) 462-2616

                                           And to:

                                           Frost and Jacobs
                                           201 East 5th Street
                                           Suite 2500
                                           Cincinnati, Ohio 45202
                                           Attn:  Mark Longenecker, Esq.
                                           Telecopy No.:  (513) 651-6981

         Section 18. Announcements. After the execution of this agreement, the parties shall expeditiously issue a joint announcement of this agreement and the transactions contemplated by this agreement, in form and content mutually satisfactory to both parties, subject to regulatory approval and Section 29, below, and shall be so indicated in writing. Thereafter, no announcement of the transactions contemplated by this agreement shall be made by either party except with the mutual consent of the other party; provided, however, that either party shall be permitted to make such announcements and disclose such information as may be required, in the opinion of its counsel, under federal and state securities laws.

         Section 19. Governing Law. All questions concerning the validity or meaning of this agreement or relating to the rights and obligations of the parties with respect to performance under this agreement shall be construed and resolved under the laws of the State of Ohio.

         Section 20. Expenses. Each party shall pay all costs and expenses incurred by it in connection with this agreement and the transactions contemplated thereby, including without limitation the fees and expenses of its counsel.

         Section 21. Execution of Documents. Each party to this agreement and its successors and assigns shall execute, acknowledge or verify, and deliver any and all documents which from time to time may

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reasonably be requested by any other party to this agreement to carry out the purposes and intent of this agreement.

         Section 22. Severability. The intention of the parties to this agreement is to comply with all laws and public policies to the fullest extent possible. If any court of competent jurisdiction determines that it is impossible to construe any provision of this agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this agreement, which shall remain in full force and effect.

         Section 23. Nonwaiver. No failure by any party to insist upon compliance with any term of this agreement, to exercise any option, enforce any right, or seek any remedy upon any default of any other party shall affect, or constitute a waiver of, such party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default; nor shall any custom or practice of the parties at variance with any provision of this agreement affect, or constitute a waiver of, any party's right to demand strict compliance with all provisions of this agreement.

         Section 24. No Third Party Benefit. This agreement is intended for the exclusive benefit of the parties to this agreement and their respective successors and assigns, and nothing contained in this agreement shall be construed as creating any rights or benefits in or to any third party.

         Section 25. Exhibits. Each exhibit referred to in this agreement is hereby incorporated in this agreement by reference. All obligations of Buyer or Seller under any such exhibit shall be considered as obligations under this agreement.

         Section 26. Captions. The captions of the various sections of this agreement are not part of the context of this agreement, but are only labels to assist in locating those sections and shall be ignored in construing this agreement.

         Section 27. Complete Agreement. This document (including its exhibits) contains the entire agreement between the parties and supersedes all prior or contemporaneous discussions, negotiations, representations, or agreements relating to the subject matter of this agreement. No changes to this agreement shall be made or be binding on any party unless made in writing and signed by each party to this agreement.


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         Section 28. Successors. This agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, personal representatives, successors and assigns of each party to this agreement.

         Section 29. Regulatory Approval of Communications. To the extent any communication, contemplated under this agreement and all related agreements, requires approval or review by a regulatory agency, such as ODHS or ODI, such approval shall be secured prior to making any such communication. To the extent such a regulatory agency requires any modification to a communication, the parties shall agree to the required change.

         Section 30. ODHS or ODI Requirements. The parties agree to make any reasonable changes to this agreement which are required by ODHS or ODI.


HEALTH POWER HMO, INC.                       CHOICECARE HEALTH PLANS, INC.



By /s/ Bernard F. Master, D.O.                By /s/ Daniel A. Gregorie, M.D.
   -------------------------------               -------------------------------
       Bernard F. Master, D.O.                       Daniel A. Gregorie, M.D.,
       Chairman                                      Chairman


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                                    EXHIBIT A


         EMPLOYEES OF SELLER WHO MAY BE OFFERED EMPLOYMENT BY BUYER


                  Tony Bates
                  Sandy Bryant
                  Kim Dorn
                  Heather Haugon
                  Larry James
                  Essie Matthews
                  Deborah Muhammed
                  Sharon Mirlenbrink
                  Yolawnda Rogers
                  Liz Sena
                  Cynthia Turnbow
                  Tiffany Whitaker
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                                    EXHIBIT B


                    REPRESENTATIONS AND WARRANTIES OF SELLER


(1) Organization and Standing. Seller is a corporation duly organized, legally existing, and in good standing under the laws of the State of Ohio. Seller has the capacity and authority to own and operate its properties and conduct its business where and as now owned, operated, and conducted.

(2) Validity of Agreement. Except to the extent it is limited by the terms of the ODHS Provider Agreement, Seller has full capacity, power, and authority to enter into and perform this agreement in accordance with its provisions as written without the approval or consent of anyone who is not a party to this agreement. The execution and performance of this agreement by Seller has been duly authorized by all necessary corporate action. Neither the execution nor delivery of this agreement nor the performance, observance, or compliance with all terms, conditions, or other provisions of this agreement will violate any law, any order of any court or other governmental agency or authority, the articles of incorporation or code of regulations of Seller, or any agreement or other document to which Seller is a party or otherwise bound. This agreement and all its provisions are legally enforceable and binding fully in accordance with its terms and tenor.

(3) Title to Assets. Seller has good title to the Assets, free and clear of all security interests, liens, encumbrances, or other claims, except as otherwise described in this agreement; Seller has good right to sell and convey the Assets to Buyer; and Seller shall defend the title to the Assets for the benefit of Buyer against any and all claims of all persons and entities.

(4) ODHS Provider Agreement. The ODHS Provider Agreement is in full force and effect and all amounts required to be paid thereunder have been paid in full. No default or breach exists on the part of ODHS or Seller under the ODHS Provider Agreement, nor does any circumstance currently exist that, but for the giving of notice or the passage of time, or both, would constitute such a breach or default or permit termination or modification of the ODHS Provider Agreement.

(5) Legal Proceedings or Claims. There is no pending or threatened litigation, administrative or executive proceedings, investigations, or claims against Seller with respect to consummation of the transactions contemplated by the agreement or effecting any of the Assets.
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(6)  Legal Authority. Seller has been and is duly authorized and approved by
     ODHS and ODI to provide health care services to Medicaid recipients residing in Hamilton County, Ohio, who are enrolled in the Aid to Families with Dependent Children and Healthy Start Programs.
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                                    EXHIBIT C


                     REPRESENTATIONS AND WARRANTIES OF BUYER


(1) Organization and Standing. Buyer is a corporation duly organized, legally existing, and in good standing under the laws of the State of Ohio. Buyer has the capacity and authority to own and operate its properties and conduct its business where and as now owned, operated, and conducted.

(2) Validity of Agreement. Buyer has full capacity, power, and authority to enter into and perform this agreement in accordance with its provisions as written without the approval or consent of anyone who is not a party to this agreement. The execution and performance of this agreement by Buyer has been duly authorized by all necessary corporate action. Neither the execution nor delivery of this agreement nor the performance, observance, or compliance with all terms, conditions, or other provisions of this agreement will violate any law, any order of any court or other governmental agency or authority, the articles of incorporation or code of regulations of Buyer, or any agreement or other document to which Buyer is a party or otherwise bound. This agreement and all its provisions are legally enforceable and binding fully in accordance with its terms and tenor.

(3) Legal Proceedings or Claims. There is no pending or threatened litigation, administrative or executive proceedings, investigations, or claims against Buyer with respect to consummation of the transactions contemplated by the agreement.

(4) Legal Authority. Buyer has been and is duly authorized and approved by ODHS and ODI to provide health care services to Medicaid recipients residing in Hamilton County, Ohio, who are enrolled in the Aid to Families with Dependent Children and Healthy Start Programs.